Exhibit 5.1

November 18, 2016

Evercore Partners Inc.

55 East 52nd Street

New York, New York 10055

Ladies and Gentlemen:

We have acted as counsel to Evercore Partners Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of up to 1,300,000 shares of the Company’s Class A common stock, par value $0.01 per share (the “Shares”), consisting of (i) up to 900,000 Shares that may be issued pursuant to the Restricted Stock Unit Award Agreement, dated as of November 15, 2016, between the Company and John S. Weinberg (the “Restricted Stock Unit Award Agreement”) and (ii) up to 400,000 Shares that may be issued pursuant to the Incentive Subscription Agreement, dated as of November 15, 2016, among the Company, Evercore LP, a Delaware limited partnership, and John S. Weinberg (together with the Restricted Stock Unit Award Agreement, the “Agreements”).

We have examined the Registration Statement and each of the Agreements, each of which has been filed or incorporated by reference as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares, upon their issuance and delivery in accordance with the terms of the Agreements, will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP